UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): July 31, 2014

                                 AMERICANN, INC.
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             (Exact name of registrant as specified in its charter)


          Delaware                     000-54231                 27-4336843
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(State or other jurisdiction     (Commission File No.)      (IRS Employer
  of incorporation)                                          Identification No.)

                          3200 Brighton Blvd., Unit 144
                                Denver, CO 80216
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          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (303) 862-9000


                             1550 Larimer, Ste. 264
                                Denver, CO 80202
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          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01.  Completion of Acquisition or Disposition of Assets

     On July 31, 2014 the Company closed on an all cash purchase of a five-acre parcel of land located in north central Denver, Colorado. The total purchase price for the property was $2,250,000. The Company plans to develop the property as a facility called the "Denver Cannabis Center." The property is currently zoned for cannabis cultivation and processing by the City and County of Denver.

     The Denver Cannabis Center will be designed to include 125,000 square feet of greenhouse and indoor cultivation areas. The Company plans to sell these facilities to one or more licensed cannabis entrepreneurs. Additional plans for the Denver Cannabis Center include a dispensary, a research facility, a training center, an infused product production facility and corporate offices.

     In developing the Denver Cannabis Center, the Company plans to utilize the most innovative and advanced cultivation methods available. The Company believes that through effective design and optimal practices, its clients and partners can achieve greater efficiency, product quality and the highest level of environmental standards.

     The Company plans to build the Denver project as a prototype for development of comparable facilities in other states that allow for and regulate cannabis. To complete the project as planned, the Company will need to receive all necessary government approvals as well as additional capital.

     The Company does not cultivate, process or sell cannabis.

Item 3.02.  Unregistered Sales of Equity Securities

      The Company recently raised $2,363,000 in equity financing via a private placement to accredited investors. The Company sold 876,667 Units at a price of $3.00 per Unit. Each Unit consists of one share of the Company's common stock and one warrant. Each warrant allows the holder to purchase one share of the Company's common stock at a price of $8.00 per share at any time on or before April 30, 2018. Benjamin J. Barton, an officer and director of the Company, purchased $2,000,000 of the Units for cash as an investment.

Item 8.01.  Other Events

     On July 31, 2014 the Company advanced an additional $250,000 to Nature's Own Wellness, a Colorado licensed cannabis grower and dispensary. To date, the Company has funded $650,000 of a total loan commitment of $1,000,000. The proceeds from the secured loan are being used by Nature's Own to convert an existing 15,000 square foot warehouse into a new cannabis growing and processing facility. The Company plans to provide the balance of the $350,000 loan as construction progresses.

        The loan has a 30-month term, bears interest at 18% annually, and requires monthly payments to the Company. Nature's Own will also pay the Company $300,000 in consulting fees for its cannabis operations over the 30-month period. Over the term of the 30-month loan, the agreement calls for the Company to receive average monthly payments of principal, interest and consulting fees in excess of $56,000.

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     On July 30, 2014 the Company's Board of Directors  approved the issuance of up to $10 million in a Convertible Note Offering to accredited and institutional investors. The secured notes will carry an annual interest rate, be convertible into common stock at the discretion of the investors and include warrants.

     With the expected offering proceeds, the Company plans to expand to other states that have approved and regulate cannabis. The Company will limit its funding to states in which cannabis is approved and regulated by the respective state in which the cannabis entrepreneurs operate.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2014
                                      AMERICANN, INC.


                                      By: /s/ Timothy Keogh
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                                          Timothy Keogh, Chief Executive
                                          Officer